Exhibit 10.2

AMENDED SATISFACTION AND DISCHARGE OF INDEBTEDNESS
PURSUANT TO UNDERWRITING AGREEMENT DATED MAY 10, 2022

July 11, 2024

This amended and restated Satisfaction and Discharge of Indebtedness (the “Amended Satisfaction and Discharge”) amends and restates the original Satisfaction and Discharge of Indebtedness dated as of July 10, 2024, in its entirety and is hereby made and entered into to be effective as of July 11, 2024, by and between Monterey Capital Acquisition Corp., a Delaware corporation (the “Company” or “MCAC”) and EF Hutton LLC, f/k/a EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and EF Hutton are parties to an Underwriting Agreement dated May 10, 2022 (the “Underwriting Agreement”);

WHEREAS, the Sections 1.3 of Underwriting Agreement provide the principal sum of $3,680,000 (the “Deferred Underwriting Commission”) shall be payable to EF Hutton upon the consummation of the Company’s initial business combination, and the Company agreed in the Underwriting Agreement that it will cause the Trustee to pay the Deferred Underwriting Commission directly from the Trust Account to EF Hutton.

WHEREAS, on January 3, 2023, the Company announced that it entered into an agreement and plan of merger with ConnectM Technology Solutions, Inc. (“ConnectM”), amongst others, that will result at the closing of the business combination in ConnectM surviving the merger as a wholly owned subsidiary of MCAC (the “Business Combination”). Upon closing of the Business Combination, the post-closing company will be renamed "ConnectM Technology Solutions, Inc." and its common stock and warrants are expected to trade on the Nasdaq under the ticker symbols "CNTM" and "CNTMW," respectively.

WHEREAS, the Business Combination is anticipated to close on or about July 11, 2024, at which time, the Deferred Underwriting Commission to EF Hutton would be immediately due and payable.

WHEREAS, the Company requested, and EF Hutton agreed, that in lieu of the Company tendering the full amount of the Deferred Underwriting Commission (up to $3,680,000) in cash at the closing of the Business Combination, EF Hutton will accept the consideration set forth in Article I below as payment in full of the Deferred Underwriting Commission.

Except as expressly set forth herein, for clarity, this Agreement is not intended to, and shall not serve to affect, modify or amend the Underwriting Agreement.NOW THEREFORE, in exchange for mutual covenants and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Amended Satisfaction and Discharge, agree as follow:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1	Notwithstanding anything contained in the Underwriting Agreement to the contrary but subject to the consummation of the Business Combination, EF Hutton hereby acknowledges the satisfaction and discharge of the Deferred Underwriting Commission in its entirety, upon the satisfaction of the following conditions:

a.	The Company satisfies the full amount of a $3,680,000 promissory note due EF Hutton dated on or around the date hereof, in the form attached hereto as Exhibit A (the “Note”);

b.	The first payment installment of such Note shall occur on the closing of the Business Combination or thirty calendar days thereafter, in which the Company shall cause its contractual party to wire $500,000 (the “Initial Payment”) to the bank account of EF Hutton (pursuant to the wire instructions provided by EF Hutton in writing to the Company in advance of the Closing); for the avoidance of doubt, such Initial Payment of the Note must be received within thirty calendar days of the closing of the Business Combination;

c.	After payment of the Initial Payment, with respect to the remaining $3,180,000 due pursuant to the Note, the Company agrees that after the closing of the Business Combination:

(i)	Upon the closing of one or more financings from the sale of any equity or equity derivative instruments of the Company and/or any of its indirect or direct subsidiaries (for the avoidance of doubt, excluding the Business Combination, a “Financing”), the Company shall be jointly and severally responsible to wire or cause to be wired ten percent (10%) of the generated aggregate gross proceeds to the bank account of EF Hutton (pursuant to the wire instructions provided by EF Hutton in writing to the Company);

(ii)	Within five business days of the maturity date of the Note, the Company shall have the one-time right, but not the obligation, to convert any balance amount outstanding pursuant to the Note into ordinary shares of common stock of the Company trading under the ticker CNTM (the “Common Stock”) at the average 5-day trailing VWAP at the maturity date of the Note and the Company shall promptly use its reasonable best efforts to cause to be registered under the Securities Act all of the Common Stock that EF Hutton requests to be registered; provided, however, the Company shall not issue any shares of Common Stock if such issuance would require shareholder approval under the applicable rules of Nasdaq unless the Company acquires such shareholder approval. For the sake of clarity, the Company may only exercise such aforementioned conversion option within five business days prior to the maturity date of the Note; it cannot periodically (or at any point in time) exercise the conversion option throughout the duration/life of this Note.

(iii)	Alternatively, for any Common Stock issued pursuant to Section 1.1(c)(ii) that is not registered on an effective registration statement, the Company shall, subject to requirements promulgated under applicable law and regulations, confirm in writing that such unregistered Common Stock is freely sellable under Rule 144. In such case, the Company shall also cause its legal counsel to promptly provide EF Hutton a valid legal opinion that its Common Stock are eligible for resale pursuant to Rule 144.

1.2	Upon timely delivery of the Initial Payment, the full payment due on the Note, and the Financing Payments in accordance with Section 1.1 above, any obligations to pay the Deferred Underwriting Commission, shall be automatically discharged and satisfied.

ARTICLE II

MISCELLANEOUS PROVISIONS

2.1	This Amended Satisfaction and Discharge shall be governed by and construed in accordance with the laws of the State of New York, without reference or regard to its principles of conflicts of law except Sections 5-1401 and 5-1402 of New York General Obligations Law if applicable.

2.2	For the avoidance of doubt, other than Section 1.3 “Deferred Underwriting Commission”, the terms of the Underwriting Agreement shall remain in full force and effect pursuant to its terms, including but not limited to, Section 5 “Indemnification and Contribution.”

2.3	This Amended Satisfaction and Discharge may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

2.4	The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, EF Hutton and the Company have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

EF HUTTON LLC

By:	/s/ Gaurav Verma

Name: Gaurav Verma

Title: Managing Director/Head of SPACS

MONTEREY CAPITAL ACQUISITION CORP.

By:	/s/ Bala Padmakumar

Name: Bala Padmakumar

Title: Chief Executive Officer

Exhibit A

Promissory Note

[See Attached]